Exhibit 99.1

         City National Corporation Reports Net Income of $50.9 Million and EPS of $1.00 for the First Quarter of 2004

    LOS ANGELES--(BUSINESS WIRE)--April 14, 2004--

                      Net Income Grew 17 Percent;
               EPS Up 15 Percent From First Quarter 2003

    City National Corporation (NYSE:CYN), parent company of wholly owned City National Bank, today reported net income of $50.9 million, or $1.00 per share, for the first quarter of 2004 compared with $43.7 million, or $0.87 per share, for the first quarter of 2003 and $44.4 million, or $0.87 per share, for the fourth quarter of 2003.

    HIGHLIGHTS

    -- Average deposits were up 12 percent and average core deposits were up 16 percent from the same period a year ago.

    -- Average loans came to nearly $7.9 billion for the first quarter of 2004, $280.9 million higher than the fourth quarter 2003 total of $7.6 billion. Period-end loan balances at March 31, 2004 of $8.0 billion increased $84.9 million from $7.9 billion at December 31, 2003.

    -- No provision for credit losses was recorded for the first quarter of 2004, a result of continued strong credit quality and an appropriate allowance for credit losses. Net loan charge-offs were $0.9 million for the quarter. Nonaccrual loans were $42.7 million, down 57 percent from March 31, 2003, and up 1 percent from December 31, 2003.

    -- Average securities for the first quarter of 2004 were up 43 percent from the prior-year quarter due to higher deposit balances, and were up 1 percent from the fourth quarter of 2003. The average duration of the total available-for-sale securities portfolio at March 31, 2004 was 3.1 years.

    -- First-quarter noninterest income rose 19 percent over the same period a year ago. Assets under management and administration surpassed $30 billion for the first time. First-quarter 2004 results include the operations of Convergent Capital Management LLC ("CCM") while first-quarter 2003 results do not include any CCM results since the acquisition was not completed until April 1, 2003.

    "Very good credit quality, coupled with the strong growth in deposits and wealth management revenue, helped produce solid double-digit net income gains in the first quarter of 2004 over 2003," said Chief Executive Officer Russell Goldsmith. "In addition, we believe that improving economic conditions and business confidence should lead to increasing loan totals as the year goes on.
    "City National's commitment to capital management and shareholder value was demonstrated again in the first quarter with both the authorization to repurchase another 1 million shares and the 14 percent increase of our quarterly cash dividend, which is now 52 percent higher than it was one year ago."



                                 For the three          For the three
                                  months ended           months ended
Dollars in millions,                March 31,            December 31,
except per share                                              2003
                               ---------------------   %
                                                     Change
                                   2004       2003
------------------------------ ---------- ---------- ------ ----------
Earnings Per Share                $1.00      $0.87      15     $0.87
Net Income                         50.9       43.7      17      44.4
Average Assets                 12,606.8   11,480.6      10  12,756.6
Return on Average Assets           1.62 %     1.54 %     5      1.38 %
Return on Average Equity          16.75      15.84       6     14.69



    As previously disclosed, in 2004 the company is continuing its practice, adopted in the fourth quarter of 2003, of not recognizing tax benefits associated with its real estate investment trusts ("REITS") in its financial statements. First-quarter 2003 results included $2.8 million in net income, or $0.06 per share, from tax benefits of the company's two REITS. Fourth-quarter 2003 results included a net charge of $8.1 million, or $0.16 per share, from the reversal of the REIT tax benefits recognized in the first three quarters of 2003.
    The Bank's prime rate was 4.00 percent as of March 31, 2004, compared with 4.25 percent a year earlier.
    Return on average assets and the return on average shareholders' equity for the first quarter of 2004 increased from the same period a year ago due to higher net income.

    ASSETS

    Average assets were higher than the first quarter of 2003, primarily due to an increase in deposits, which were invested in securities and, to a lesser extent, federal funds sold. Total assets at March 31, 2004 increased 10 percent to $13.2 billion from $12.0 billion at March 31, 2003 and increased 2 percent from $13.0 billion at December 31, 2003.

    REVENUES

    First-quarter revenues (net interest income plus noninterest income) increased 6 percent to $177.5 million, compared with $167.2 million for the same period in 2003 due to higher net interest income, and noninterest income from the acquisition of CCM. Revenues were down 1 percent from the fourth quarter of 2003 due to the absence of participating mortgage loan ("PML") fees in the first quarter of 2004. (These are fees earned upon completion of certain real estate construction projects and repayment of debt where the company participates in the profits of the project by funding a portion of the equity requirement for the project.)

    NET INTEREST INCOME

    Fully taxable-equivalent net interest income for the first quarter of 2004 was $134.3 million, compared with $131.9 million for the first quarter of 2003 and $134.0 for the fourth quarter of 2003.



                               For the three months         For the
                                       ended                  three
                                     March 31,                months
                                                        %     ended
Dollars in millions                                  Change December
                                   2004       2003           31, 2003
------------------------------ ---------- ---------- ------ ----------
Average Loans                  $7,886.3   $7,964.3      (1) $7,605.4
Average Securities              3,462.5    2,415.0      43   3,424.3
Average Deposits               10,533.5    9,373.8      12  10,694.0
Average Core Deposits           9,621.2    8,326.5      16   9,737.3
Fully Taxable-Equivalent
Net Interest Income               134.3      131.9       2     134.0
Net Interest Margin                4.66  %    5.07  %   (8)     4.52 %



    Average loans for the first quarter of 2004 were slightly lower than they were in the first-quarter of 2003, but increased 4 percent from the fourth quarter of 2003. Compared with the prior-year first-quarter averages, residential first mortgage loans rose 11 percent, real estate mortgage loans rose 5 percent; real estate construction loans rose 2 percent; and commercial loans decreased 11 percent. Compared with the fourth quarter of 2003, average loans increased in all categories except installment loans.
    Period-end March 31, 2004 loans increased $84.9 million from December 31, 2003, reflecting growth in residential first mortgage, real estate mortgage, and real estate construction loans.
    Average securities increased 43 percent for the first quarter of 2004 compared with the same period for 2003 primarily due to higher deposit balances. Average securities were slightly higher than the fourth quarter of 2003. As of March 31, 2004, unrealized gains on securities available-for-sale were $48.7 million. The average duration of total available-for-sale securities at March 31, 2004 was 3.1 years compared to 3.4 years at December 31, 2003 and 2.3 years at March 31, 2003.
    Average deposits during the first quarter of 2004 increased 12 percent over the same period last year and were down 2 percent from the fourth quarter of 2003, the latter change reflecting historical seasonal trends. Average core deposits represented 91 percent, 89 percent, and 91 percent of the total average deposit base for the first quarters of 2004 and 2003, and the fourth quarter of 2003, respectively. New clients and higher client balances maintained as deposits to pay for services contributed to the year-over-year growth of deposits.
    The net interest margin was slightly higher than the fourth quarter of 2003 due to higher yielding interest-earning assets.
    As part of the company's long-standing asset liability management strategy, its "plain vanilla" interest rate swaps hedging loans, deposits and borrowings, with a notional value of $1.1 billion, added $8.3 million to net interest income in the first quarter of 2004, compared with $7.5 million in the first quarter of 2003 and $8.3 million in the fourth quarter of 2003. These amounts included $6.0 million, $4.5 million, and $6.1 million, respectively, for interest swaps qualifying as fair value hedges. Income from swaps qualifying as cash-flow hedges was $2.3 million for the first quarter of 2004, compared with $3.0 million for the first quarter of 2003, and $2.2 million for the fourth quarter of 2003. Income from existing swaps qualifying as cash-flow hedges of loans expected to be recorded in net interest income within the next 12 months is $6.5 million.
    Interest recovered on nonaccrual and charged-off loans included in net interest income for the first quarter of 2004 was $0.7 million, compared with $0.6 million for first quarter of 2003, and $0.3 million for the fourth quarter of 2003.

    NONINTEREST INCOME

    In the first quarter of 2004, noninterest income increased to $46.6 million, up 19 percent from $39.0 million in the first quarter of 2003. This growth was mainly attributable to the CCM acquisition which was completed on April 1, 2003. Noninterest income was 3 percent lower than the fourth quarter of 2003 due to the absence of PML fees in the first quarter of 2004. This more than offset an increase in trust and investment fees.
    As a percentage of total revenues, noninterest income was 26 percent for the first quarter of 2004 compared with 23 percent and 27 percent for the first quarter of 2003 and the fourth quarter of 2003, respectively.

    Wealth Management



                                    At or for the
                                 three months ended         At or for
                                       March 31,               the
                                                              three
                                                              months
                                                       %      ended
Dollars in millions                                  Change  December
                                     2004      2003          31, 2003
-------------------------------- --------- --------- ------ ---------

Trust and Investment Fees           $15.6      $6.5    138     $14.2
Brokerage and Mutual Fund Fees        8.7       8.9     (2)      9.1
Assets Under Administration      30,532.3  19,840.8     54  28,835.3
Assets Under Management (1)(2)   14,339.3   6,978.0    105  13,610.8

(1) Included above in assets under administration
(2) Excludes $3,591 million and $2,858 million of assets under management for the CCM minority-owned asset managers as of March 31, 2004 and December 31, 2003, respectively


    Assets under management at March 31, 2004 increased from the same period last year primarily due to the CCM acquisition. New business, aided by strong relative investment performance and higher market values, also contributed to the increase during the first quarter of 2004. The trust and investment fee revenue increase over both the first and fourth quarters of 2003 was driven by higher balances under management or administration. Increases in market values are reflected in fee income primarily on a trailing-quarter basis. Brokerage and mutual fund fees are down primarily due to a decline in money-market balances.

    Other Noninterest Income

    Cash management and deposit transaction fees for the first quarter of 2004 decreased 1 percent from the first quarter of 2003. Cash management and deposit transaction fees increased 4 percent from the fourth quarter of 2003 due to the recognition in arrears of annual fees.
    International services fees for the first quarter of 2004 were up 18 percent over the same period last year primarily due to higher foreign exchange and trade finance income. These fees were essentially the same compared with the fourth quarter of 2003.
    Other income in the first quarter of 2004 declined $1.4 million and $2.9 million from the first quarter and fourth quarter of 2003, respectively. The decline from one year ago was primarily attributable to the absence of $1.2 million of fees received from the sale of certain merchant credit card business and $0.2 million of interest on loans available for sale. The decline from the fourth quarter last year was due primarily to the absence of $2.6 million in PML fees.
    The company realized $0.6 million in gains on the sale of loans, assets and debt repurchase, and gains on the sale of securities for the first quarter of 2004, compared with $1.3 million in gains for the first quarter of 2003 and $0.5 million in gains for the fourth quarter of 2003.

    NONINTEREST EXPENSE

    Noninterest expense was $94.5 million in the first quarter of 2004, up 11 percent from $85.4 million for the first quarter of 2003 and down 1 percent from $95.1 million for the fourth quarter of 2003. Compared with the first quarter of 2003, expenses grew primarily because of the acquisition of CCM. In addition, first-quarter 2004 noninterest expense included the cost of restricted stock awards made in the second quarter of 2003 and the first quarter of 2004. These restricted stock awards continue to replace a portion of the stock option grants that are part of the company's equity compensation program.
    The efficiency ratio for the first quarter of 2004 was 53.39 percent, compared with 50.28 percent for the first quarter of 2003 and
52.77 percent for the fourth quarter of 2003. The increase in the efficiency ratio over the year ago period is primarily attributable to the acquisition of CCM.

    INCOME TAXES

    The first-quarter 2004 effective tax rate was 37.5 percent, compared with 36.6 percent for all of 2003. The effective tax rate reflects changes in the mix of tax rates applicable to income before tax. Quarterly comparisons with the first three quarters of 2003 will be impacted by the real estate investment trust ("REIT") state tax benefits which were added to net income in the first three quarters of 2003 and were reversed in the fourth quarter of 2003.

    CREDIT QUALITY

    The company made no provision for credit losses in the first quarter of 2004. This was attributable to the continued strong credit quality of its portfolio; a low level of net charged-off and nonaccrual loans; management's ongoing assessment of the credit quality of the portfolio, modest loan growth and an improving economic environment. Management believes the allowance for credit losses is adequate to cover risks in the portfolio at March 31, 2004.



                                    At or for the
                                    three months               At or
                                       ended                  for the
                                       March 31,               three
                                                              months
                                                       %       ended
Dollars in millions                                   Change  December
                                                               31,
                                      2004     2003            2003
----------------------------------- -------- -------- ------ ---------
Provision For Credit Losses             $-    $17.5    (100)      $-
Net Loan Charge-Offs                   0.9     12.5     (93)     0.2
Annualized Percentage of  Net
Charge-Offs to Average Loans          0.05 %   0.64 %   (92)    0.01 %
Nonperforming Assets                 $42.7    $99.9     (57)   $42.3
Percentage of Nonaccrual Loans
and ORE to Total Loans and ORE        0.54 %   1.28 %   (58)    0.54 %
Allowance for Credit Losses         $165.1   $169.5      (3)  $166.0
Percentage of Allowance for Credit
   Losses to Outstanding Loans        2.07 %   2.16 %    (4)    2.11 %
Percentage of Allowance for Credit
   Losses to Nonaccrual Loans       386.29   169.93     127   392.65


    At March 31, 2004, approximately 40 percent of the nonperforming assets were loans to Northern California clients, and 26 percent were 3 dairy credits. The remaining 34 percent were loans to other borrowers with no major industry concentrations.
    At March 31, 2004, the company's loan portfolio included approximately $478.7 million of loans managed in Northern California offices. In addition, the portfolio included approximately $138.3 million in outstanding dairy loans, an industry which the company expects to exit over the next 21 months.

    OUTLOOK

    Management continues to expect net income per diluted common share for 2004 to be approximately 7 to 9 percent higher than net income per diluted common share for 2003, based on current economic conditions and the business indicators below, which remain as previously indicated except for the provision for credit losses:



    --  Average loan growth              6 to 9 percent

    --  Average deposit growth           6 to 9 percent

    --  Net interest margin              4.50 to 4.70 percent

    --  Provision for credit losses      $10 million to $20 million

    --  Noninterest income growth        6 to 8 percent

    --  Noninterest expense growth       8 to 10 percent

    --  Effective tax rate               36 to 38 percent



    In light of strong credit quality, the company has reduced its estimated provision for credit losses for 2004. However, the company reaffirms its 2004 earnings per share guidance range at this time. The company considers that it is premature to modify this guidance in light of modest commercial loan demand to date. Our expectations for 2004 are still built on the assumption that short-term interest rates will stay where they are until later this year. An increase in interest rates sooner will increase net interest income since the company is naturally asset-sensitive.

    CAPITAL LEVELS

    Total risk-based capital and Tier 1 risk-based capital ratios at March 31, 2004 were 14.39 percent and 10.63 percent, compared with the minimum "well capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio at March 31, 2004 was 7.58 percent. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at December 31, 2003 were 14.86 percent, 10.81 percent and 7.48 percent, respectively.

    STOCK REPURCHASE

    On March 24, 2004, City National Corporation's Board of Directors authorized the repurchase of one million additional shares of City National Corporation stock, following completion of the company's previous buyback initiatives. On January 22, 2003, the Board of Directors had authorized a one-million-share stock buyback program. This program was completed during the first quarter of 2004 with the repurchase of 249,900 shares at an average cost of $58.23. The average cost for the entire one-million-share buyback program was $46.41 per share. On July 15, 2003, the Board of Directors authorized the repurchase of 500,000 additional shares of City National Corporation stock, following completion of the company's January 22, 2003 buyback initiative. During the first quarter of 2004, 483,100 shares were repurchased under this program at an average cost of $59.68 per share leaving 16,900 shares remaining for repurchase before the initiation of the new one million share program. The shares purchased under the buyback programs will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were 1,754,657 treasury shares at March 31, 2004.

    CONFERENCE CALL

    City National Corporation will host a conference call this afternoon to discuss results for the first quarter of 2004. The call will begin at 2:00 p.m. PDT. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial (800) 901-5241 and enter pass code 71982227. A listen-only live broadcast of the call also will be available on the investor relations page of the company's website at www.cnb.com. There, it will be archived and available for 12 months.

    ABOUT CITY NATIONAL

    City National Corporation is a financial services company with $13.2 billion in total assets. Its wholly owned subsidiary, City National Bank, is California's Premier Private and Business Bank(SM). The bank provides banking, investment, and trust services through 53 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area, and New York City. The company and its affiliates manage or administer more than $30 billion in client trust and investment assets.
    For more information about City National, visit the company's Web site at cnb.com http://www.cnb.com/.

    This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.
    Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include
(1) the unknown economic impact of state, county and city budget issues, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in the company's market, (5) other-than-expected credit losses, (6) earthquake or other natural disasters impacting the condition of real estate collateral, (7) the effect of acquisitions and integration of acquired businesses, and (8) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the December 31, 2003 announcement by the FTB regarding the taxation of REITs and RICs. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.
    For a more complete discussion of these risks and uncertainties, see the company's Annual Report on Form 10-K for the year-ended December 31, 2003, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."



CITY NATIONAL CORPORATION
----------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET (unaudited)
 (Dollars in thousands, except per share
 amount)
----------------------------------------------------------------------
                                               March 31,
                                   -----------------------------------
                                          2004         2003  % Change
                                   ------------ ------------ ---------
Assets
        Cash and due from banks       $472,541     $448,152         5
        Federal funds sold             519,000      615,000       (16)
        Due from banks - interest
         bearing                        34,570       22,975        50
        Securities                   3,651,722    2,585,097        41
        Loans (net of allowance
         for credit
               losses of $165,072
                and $169,480)        7,802,567    7,663,343         2
        Other assets                   740,124      677,905         9
                                   ------------ ------------
               Total assets        $13,220,524  $12,012,472        10
                                   ============ ============

Liabilities and Shareholders'
 Equity
        Noninterest-bearing
         deposits                   $5,525,627   $4,625,439        19
        Interest-bearing
         deposits                    5,609,050    5,238,407         7
                                   ------------ ------------
               Total deposits       11,134,677    9,863,846        13
        Federal funds purchased
         and securities sold
               under repurchase
                agreements              88,063      156,002       (44)
        Other short-term borrowed
         funds                          50,125      140,125       (64)
        Subordinated debt              300,758      302,573        (1)
        Other long-term debt           239,804      274,001       (12)
        Other liabilities /
         minority interest             167,167      154,236         8
                                   ------------ ------------
               Total liabilities    11,980,594   10,890,783        10
        Shareholders' equity         1,239,930    1,121,689        11
                                   ------------ ------------
               Total liabilities
                and shareholders'
                equity             $13,220,524  $12,012,472        10
                                   ============ ============

        Book value per share            $25.54       $23.09        11

        Number of shares at
         period end                 48,553,409   48,588,514         -


CONSOLIDATED STATEMENT OF INCOME (unaudited)
 (Dollars in thousands, except per share
 amount)
----------------------------------------------------------------------
                                         For the three months
                                                ended
                                               March 31,
                                   -----------------------------------
                                          2004         2003  % Change
                                   ------------ ------------ ---------
Interest income                       $143,797     $145,676        (1)
Interest expense                       (12,825)     (17,459)      (27)
                                   ------------ ------------
Net interest income                    130,972      128,217         2
Provision for credit losses                  -      (17,500)     (100)
                                   ------------ ------------
Net interest income after
 provision for credit losses           130,972      110,717        18
Noninterest income                      46,570       38,976        19
Noninterest expense                    (94,531)     (85,412)       11
Minority interest                       (1,600)        (475)      237
                                   ------------ ------------
Income before taxes                     81,411       63,806        28
Income taxes                           (30,513)     (20,151)       51
                                   ------------ ------------
Net income                             $50,898      $43,655        17
                                   ============ ============
Net income per share, basic              $1.04        $0.89        17
                                   ============ ============
Net income per share, diluted            $1.00        $0.87        15
                                   ============ ============
Dividends paid per share                 $0.32        $0.21        52
                                   ============ ============


Shares used to compute per share
 net income, basic                  48,731,524   48,778,986

Shares used to compute per share
 net income, diluted                50,679,109   50,124,079



CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
 (unaudited)  (Dollars in thousands)
----------------------------------------------------------------------
Period end                                        March 31,
                                   -----------------------------------
                                          2004         2003  % Change
                                   ------------ ------------ ---------
Loans
        Commercial                  $3,163,312   $3,401,610        (7)
        Residential first
         mortgage                    1,977,952    1,762,629        12
        Real estate mortgage         2,004,860    1,920,209         4
        Real estate construction       741,637      676,618        10
        Installment                     79,878       71,757        11
                                   ------------ ------------
               Total loans          $7,967,639   $7,832,823         2
                                   ============ ============


Deposits
        Noninterest-bearing         $5,525,627   $4,625,439        19
        Interest-bearing, core       4,760,018    4,182,320        14
                                   ------------ ------------
               Total core
                deposits            10,285,645    8,807,759        17
        Time deposits - $100,000
         and over                      849,032    1,056,087       (20)
                                   ------------ ------------
               Total deposits      $11,134,677   $9,863,846        13
                                   ============ ============

Credit Quality
        Nonaccrual loans and ORE
               Nonaccrual loans        $42,733      $99,738       (57)
               ORE                           -          210      (100)
                                   ------------ ------------
        Total nonaccrual loans
         and ORE                       $42,733      $99,948       (57)
                                   ============ ============


        Total nonaccrual loans
         and ORE to total loans
         and ORE                          0.54         1.28       (58)

        Loans past due 90 days or
         more on accrual status         $5,057       $1,871       170
                                   ============ ============


                                          For the three months
                                                ended
Allowance for Credit Losses                    March 31,
                                   -----------------------------------
                                          2004         2003  % Change
                                   ------------ ------------ ---------
Beginning balance                     $165,986     $164,502         1
        Provision for credit
         losses                              -       17,500      (100)
        Charge-offs                     (4,349)     (14,882)      (71)
        Recoveries                       3,435        2,360        46
                                   ------------ ------------
               Net charge-offs            (914)     (12,522)      (93)
                                   ------------ ------------
Ending Balance                        $165,072     $169,480        (3)
                                   ============ ============

Total net charge-offs to average
 loans (annualized)                      (0.05)       (0.64)      (92)

Allowance for credit losses to
 total loans                              2.07         2.16        (4)
Allowance for credit losses to
 nonaccrual loans                       386.29       169.93       127


                                          For the three months
                                                 ended
                                                March 31,
                                   -----------------------------------
                                          2004         2003  % Change
                                   ------------ ------------ ---------
Yields and Rates for the Period
        Loans                             5.47 %       5.98 %      (9)
        Securities                        4.58         5.29       (13)
        Interest-earning assets           5.10         5.75       (11)
        Interest-bearing
         deposits                         0.71         1.07       (34)
        Other borrowings                  1.97         2.21       (11)
        Total interest bearing
         liabilites                       0.83         1.19       (30)
        Net interest margin               4.66         5.07        (8)



CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
 (unaudited)  (Dollars in
 thousands)
----------------------------------------------------------------------
                                     For the three months
                                             ended
                                    March 31,
                                   -----------------------------------
                                          2004         2003  % Change
                                   ------------ ------------ ---------
Average Balances
Loans
        Commercial                  $3,172,149   $3,560,411       (11)
        Residential first
         mortgage                    1,952,305    1,756,838        11
        Real estate mortgage         2,001,733    1,908,554         5
        Real estate construction       678,479      663,956         2
        Installment                     81,667       74,579        10
                                   ------------ ------------
               Total loans          $7,886,333   $7,964,338        (1)
                                   ============ ============

Securities                          $3,462,547   $2,414,970        43
Due from banks - interest bearing       78,348       26,826       192
Interest-earning assets             11,601,877   10,539,123        10
Assets                              12,606,754   11,480,626        10
Core deposits                        9,621,156    8,326,485        16
Deposits                            10,533,471    9,373,839        12
Shareholders' equity                 1,222,017    1,117,573         9

Noninterest income
        Trust and investment
         fees                          $15,588       $6,538       138
        Brokerage and mutual fund
         fees                            8,726        8,942        (2)
        Cash management and
         deposit transaction fees       10,826       10,917        (1)
        International services           5,126        4,328        18
        Bank owned life
         insurance                         831          714        16
        Other                            4,844        6,205       (22)
                                   ------------ ------------
               Subtotal - core          45,941       37,644        22
        Gain on sale of  loans
         and assets/debt
         repurchase                          -          102      (100)
        Gain on sale of
         securities                        629        1,230       (49)
                                   ------------ ------------
               Total                   $46,570      $38,976        19
                                   ============ ============

Total revenue                         $177,542     $167,193         6
                                   ============ ============

Noninterest expense
        Salaries and employee
         benefits                      $59,676      $51,805        15
                                   ------------ ------------
        All Other
        Net occupancy of
         premises                        7,308        6,969         5
        Professional                     6,106        6,436        (5)
        Information services             4,522        4,253         6
        Depreciation                     3,228        3,119         3
        Marketing and
         advertising                     3,507        3,112        13
        Office services                  2,419        2,570        (6)
        Amortization of
         intangibles                     1,759        1,976       (11)
        Equipment                          765          666        15
        Other operating                  5,241        4,506        16
                                   ------------ ------------
               Total all other          34,855       33,607         4
                                   ------------ ------------
               Total                   $94,531      $85,412        11
                                   ============ ============

Selected Ratios
For the Period
        Return on average assets          1.62 %       1.54 %       5
        Return on average
         shareholders' equity            16.75        15.84         6
        Efficiency ratio (1)             53.39        50.28         6
        Dividend payout ratio            30.71        22.91        34

Period End
        Tier 1 risk-based capital
         ratio                           10.63        10.30         3
        Total  risk-based capital
         ratio                           14.39        14.46         -
        Tier 1 leverage ratio             7.58         7.65        (1)


(1) The efficiency ratio is defined as noninterest expense excluding ORE expense divided by total revenue (net interest income on a tax-equivalent basis and noninterest income).

    CONTACT: City National
             Stephen McAvoy, 213-347-2653 (Financial/Investors)
             Cary Walker, 213-833-4715 (Media)
               or
             Abernathy MacGregor Group
             Ian Campbell, 213-630-6550 (Financial/Investors)